UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Biocept, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

BIOCEPT, INC.

9955 Mesa Rim Road

San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE RECONVENED ON JULY 8, 2022

Dear Stockholder:

This proxy statement supplement, dated June 27, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Biocept, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2022 (the “Proxy Statement”) for the 2022 Annual Meeting of Stockholders of the Company held on Friday, June 10, 2022 at 1:30 p.m. Pacific Time and to be reconvened on Friday, July 8, 2022 at 1:30 p.m. Pacific Time virtually via live webcast at www.proxydocs.com/BIOC (the “Annual Meeting). This Supplement updates the information under the “Ratification of Appointment of Independent Registered Public Accounting Firm [Null]” section of the Proxy Statement to reflect the engagement of RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm as required by Item 9(a) and (d) of Schedule 14A.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 24, 2022, the Company engaged RSM as the Company’s independent registered public accounting firm, effective immediately. The engagement of RSM was approved by the Audit Committee of the Company’s Board of Directors.

During the Company’s two most recent fiscal years and the subsequent interim period preceding the engagement of RSM, neither the Company nor anyone on its behalf consulted with RSM with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice of RSM was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions related thereto), or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the reconvening of the Annual Meeting at 1:30 p.m. Pacific Time on July 8, 2022 by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors

Samuel D. Riccitelli
Interim President and Chief Executive Officer

San Diego, California

June 27, 2022